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                                                              Exhibit 25
                                                             [Draft of 11/16/94]



               AGREEMENT AND PLAN OF MERGER

                 AGREEMENT AND PLAN OF MERGER, dated as of November __, 1994 (the "Agreement"), by and between RELIANCE ELECTRIC COMPANY, a Delaware corporation originally formed under the name Reliance Acquisition Corporation ("Reliance"), ROK ACQUISITION CORPORATION, a Delaware corporation (the "Purchaser"), and ROCKWELL INTERNATIONAL CORPORATION, a Delaware corporation ("Rockwell"). Reliance and the Purchaser (or such other direct or indirect subsidiary of Rockwell which is merged with and into Reliance) are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                   RECITALS

                 WHEREAS, the Boards of Directors of Rockwell, the Purchaser and Reliance have each approved the acquisition of Reliance by Rockwell upon the terms and subject to the conditions set forth herein;
                 WHEREAS, on October 21, 1994, the Purchaser commenced an offer to purchase (the "Initial Offer"): (i) all outstanding shares of Class A Common Stock, par value $.01 per share (the "Class A Shares"), of Reliance and the associated Series A preferred stock purchase rights (the "Class A Rights") issued pursuant to the Rights Agreement dated as of August 29, 1994 between Reliance and Society National Bank, as Rights Agent (as the same may be amended, the "Rights Agreement"), at a purchase price of $30 per Class A Share (and associated Class A Right), (ii) all outstanding shares of Class B Common Stock, par value $.01 per share (the "Class B Shares"), of Reliance and the associated Series B preferred stock purchase rights (the "Class B Rights") issued pursuant to the Rights Agreement at a purchase price of $30 per Class B Share (and associated Class B Right), and (iii) all outstanding shares of Class C Common Stock, par value $.01 per share (the "Class C Shares" and, together with the Class A Shares and the Class B Shares, the "Shares"), of Reliance and the associated Series C preferred stock purchase rights (the "Class C Rights" and, together with the Class A Rights and the Class B Rights, the "Rights") issued pursuant to the Rights Agreement at a purchase price of $81.24 per Class C Share (and associated Class C Right), subject to certain conditions;
                 WHEREAS, the Boards of Directors of Rockwell, the Purchaser and Reliance have each determined that it is in the best interests of their respective stockholders for the Purchaser to acquire Reliance pursuant to the Initial Offer, as amended pursuant to the terms of this Agreement (the "Amended Offer");


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                 WHEREAS, in furtherance of such acquisition, the Boards of
Directors of Rockwell, the Purchaser and Reliance have each approved the merger of the Purchaser with and into Reliance in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL") and with any other applicable law; and
                 WHEREAS, the Board of Directors of Reliance (the "Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that the consideration to be paid for each Share in the Amended Offer and the Merger (as hereinafter defined) is fair to, and in the best interests of, the stockholders of Reliance and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend acceptance of the Amended Offer and approval and adoption by the stockholders of Reliance of this Agreement and the Merger.
                 NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                              THE AMENDED OFFER

                 Section 1.01. THE AMENDED OFFER. (a) Rockwell and the Purchaser have filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Initial Offer which contains (included as an exhibit) the Purchaser's Offer to Purchase dated October 21, 1994 (the "Offer to Purchase") and forms of the related letters of transmittal (collectively, the "Offer Documents"). As promptly as practicable, Rockwell and the Purchaser shall file with the SEC an amendment to the Offer Documents (as so amended and as the same may be further amended or supplemented, the "Amended Offer Documents"). The Amended Offer Documents shall contain a supplement to the Offer to Purchase, which shall be mailed to the holders of Shares and which shall describe this Agreement and the negotiations preceding this Agreement and shall amend Section 14 of the Offer to Purchase to change the conditions set forth therein to those set forth in Annex I hereto and no others; it being understood that, except for the foregoing amendments or as otherwise provided herein, the Amended Offer shall be on the same terms and subject to the same conditions as the Initial Offer. Without the prior written consent of Reliance, the Purchaser shall not decrease the price per Share or change the form of consideration payable in the Amended Offer, decrease

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the number of Shares sought, waive the Minimum Condition (as defined in Annex
I), impose additional conditions to the Amended Offer or amend any other term of the Amended Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the conditions of the Amended Offer, the Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Amended Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Amended Offer. Reliance agrees that no Shares held by Reliance or any of its wholly-owned subsidiaries will be tendered pursuant to the Amended Offer.
                 (b) Each of Rockwell and the Purchaser, on the one hand, and Reliance, on the other hand, agrees promptly to correct any information provided by it for use in the Amended Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Rockwell and the Purchaser further agree to take all steps necessary to cause the Amended Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of Reliance, in each case as and to the extent required by applicable federal securities laws.

                 Section 1.02.  RELIANCE ACTIONS.

                 (a) Reliance hereby approves of and consents to the Amended Offer and represents that (i) the Board, by vote of all directors at a meeting duly called and held, has, in light of and subject to the terms and conditions set forth herein, unanimously (x) determined that each of the Amended Offer and the Merger is fair to, and in the best interests of, the stockholders of Reliance and (y) approved and adopted this Agreement and the transactions contemplated hereby, including the Amended Offer and the Merger, and resolved to recommend acceptance of the Amended Offer and approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby by the stockholders of Reliance and (ii) Goldman, Sachs & Co. and Prudential Securities Incorporated, Reliance's financial advisors, have rendered to the Board their opinions that the consideration to be received by the stockholders of Reliance pursuant to the Amended Offer and the Merger is fair to such stockholders from a financial point of view.
                 (b) Reliance hereby agrees promptly to prepare and, after review by the Purchaser, to file with the SEC and to mail to its stockholders, an amendment to Reliance's Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Amended Offer (together with any amendments or supplements thereto, the "Amended Schedule 14D-9") containing the recommendation described in Section 1.02(a) hereof and to

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disseminate the Amended Schedule 14D-9 as required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each of Reliance, on the one hand, and Rockwell and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Amended Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and Reliance further agrees to take all steps necessary to cause the Amended Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of Reliance, in each case as and to the extent required by applicable federal securities laws; PROVIDED, HOWEVER, that, subject to the provisions of Article IX, such recommendation may be withdrawn, modified or amended to the extent that the Board deems it necessary to do so in the exercise of its fiduciary and other legal obligations after being so advised in writing by outside counsel.
                 (c) In connection with the Amended Offer, Reliance will furnish the Purchaser with such information and assistance as the Purchaser or its agents or representatives may reasonably request in connection with the preparation of the Amended Offer and communicating the Amended Offer to the record and beneficial holders of the Shares.
                 Section 1.03. DIRECTORS. (a) Subject to compliance with applicable law, promptly upon the payment by the Purchaser for Shares purchased pursuant to the Amended Offer, and from time to time thereafter, Rockwell shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of the total number of directors on the Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Class A Equivalent Shares (as hereinafter defined) beneficially owned by Rockwell or its affiliates bears to the total number of Class A Equivalent Shares then outstanding, and Reliance shall, upon request of Rockwell, promptly take all actions necessary to cause Rockwell's designees to be so elected, including accepting the resignations of those incumbent directors designated by Rockwell or increasing the size of the Board. For purposes of this Agreement, "Class A Equivalent Shares" shall mean Class A Shares, Class B Shares and Class C Shares, where each Class A Share and Class B Share shall be deemed to equal one Class A Equivalent Share and each Class C Share shall be deemed to equal
2.708 Class A Equivalent Shares.
                 (b) Reliance's obligations to appoint Rockwell's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, if applicable. Reliance shall promptly take all actions required pursuant to

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such Section and Rule in order to fulfill its obligations under this Section
1.03 and shall include in the Amended Schedule 14D-9 such information with respect to Reliance and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.03. Rockwell will supply any information with respect to itself and its officers, directors and affiliates required by such Section and Rule to Reliance.
                 (c) Following the election or appointment of Rockwell's designees pursuant to this Section 1.03 and prior to the Effective Time (as hereinafter defined), any amendment or termination of this Agreement by Reliance, any extension by Reliance of the time for the performance of any of the obligations or other acts of Rockwell or the Purchaser or waiver of any of Reliance's rights hereunder, will require the concurrence of a majority of the directors of Reliance then in office who were not designated by Rockwell.

                                   ARTICLE II

                                  THE MERGER

                 Section 2.01. THE MERGER. (a) In accordance with the provisions of this Agreement and the DGCL, at the Effective Time, the Purchaser (or another direct or indirect subsidiary of Rockwell) shall be merged with and into Reliance (the "Merger"), and Reliance shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time the separate existence of the Purchaser (or such other subsidiary) shall cease.
                 (b) The name of the Surviving Corporation shall be "Reliance Electric Company."
                 (c) The Merger shall have the effects on Reliance and the Purchaser (or such other subsidiary) as Constituent Corporations of the Merger as provided under the DGCL.
                 Section 2.02. EFFECTIVE TIME. The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger (the "Certificate of Merger") (or, if applicable, a certificate of ownership and merger), in the form required by and executed in accordance with the DGCL, filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") in accordance with the provisions of Section 251 of the DGCL (or in the event Section 3.04 hereof is applicable, Section 253 of the DGCL).

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The date and time when the Merger shall become effective is herein referred to as the "Effective Time."
                 Section 2.03. CERTIFICATE OF INCORPORATION AND BY-LAWS OF SURVIVING CORPORATION. The Certificate of Incorporation and By-Laws of the Purchaser (or such other subsidiary of Rockwell which is merged with and into Reliance) shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law.
                 Section 2.04. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. (a) Subject to applicable law, the directors of the Purchaser (or such other subsidiary of Rockwell which is merged with and into Reliance) immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
                 (b) The officers of Reliance immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
                 Section 2.05. FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

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                                  ARTICLE III

                             CONVERSION OF SHARES

                 Section 3.01. EFFECT ON RELIANCE SHARES AND THE PURCHASER'S CAPITAL STOCK. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Rockwell, the Purchaser, any subsidiary of Rockwell or the Purchaser, in the treasury of Reliance or by any subsidiary of Reliance, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive $30 in cash, in the case of Class A Shares and Class B Shares (the "Class A Merger Price"), and $81.24 in cash, in the case of Class C Shares (the "Class C Merger Price"), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share.
                 (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of capital stock of the Purchaser (or such other subsidiary of Rockwell which is merged with and into Reliance) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.
                 Section 3.02. RELIANCE OPTION PLANS. (a) Reliance shall take all actions necessary to provide that, immediately prior to the Effective Time, (i) each outstanding option to purchase Class A Shares (the "Options") granted under either Reliance's 1990 Key Employee Stock Option Plan or Reliance's 1994 Outside Directors Stock Option Plan (collectively, the "Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option which is then outstanding shall be cancelled and (iii) in consideration of such cancellation, and except to the extent that Rockwell or the Purchaser and the holder of any such Option otherwise agree, Reliance (or, at Rockwell's option, Rockwell or the Purchaser) shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Class A Merger Price over the exercise price thereof and (B) the number of Class A Shares subject thereto (such payment to be net of withholding taxes); PROVIDED that the foregoing (x) shall be subject to obtaining any necessary consents of holders of Options and the making of any necessary amendments to the Option Plans, it being agreed that

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Reliance will use its best efforts to obtain any such consents and make any such amendments, and (y) shall not require any action which violates the Option Plans; PROVIDED, FURTHER, that if it is determined that compliance with any of the foregoing would cause any individual subject to Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, any Options held by such individual will be cancelled or purchased, as the case may be, as promptly as possible so as not to subject such individual to any liability pursuant to Section 16, but no later than at the Effective Time, and such individual will be entitled to receive from Reliance or the Surviving Corporation at the Effective Time or as soon as practicable thereafter (or, if later, the date six months and one day following the grant of such option), for each Share subject to an Option, an amount equal to the excess, if any, of the Class A Merger Price over the per Class A Share exercise price of such Option.
                 (b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of Reliance or any of its subsidiaries shall be deleted as of the Effective Time and (ii) Reliance shall use all reasonable efforts to ensure that following the Effective Time no holder of Options or any participant in the Option Plans or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of Reliance, the Surviving Corporation or any subsidiary thereof.
                 Section 3.03. STOCKHOLDERS' MEETING. (a) If required by applicable law in order to consummate the Merger, Reliance, acting through the Board, shall, in accordance with applicable law:
                   (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the purchase of and payment for Shares by the Purchaser pursuant to the Amended Offer for the purpose of considering and taking action upon the Merger and this Agreement;
                  (ii) prepare and file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Rockwell, to respond promptly to any comments made by the SEC with respect to the preliminary

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         proxy statement and to cause a definitive proxy statement (the
         "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and
                 (iii) subject to the fiduciary obligations of the Board under applicable law as advised by outside counsel, include in the Proxy Statement the recommendation of the Board that stockholders of Reliance vote in favor of the approval of the Merger and the adoption of this Agreement.
                 (b) Rockwell agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the adoption of this Agreement.
                 Section 3.04. MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding Section 3.03 hereof, in the event that Rockwell, the Purchaser or any other subsidiary of Rockwell shall acquire at least 90% of the outstanding Class A Shares, 90% of the outstanding Class B Shares and 90% of the outstanding Class C Shares pursuant to the Amended Offer or otherwise, the parties hereto agree, at the request of Rockwell or the Purchaser, to take all necessary and appropriate action (including, without limitation, conversion of any Class B Shares and Class C Shares into Class A Shares) to cause the Merger to become effective as soon as practicable after the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Amended Offer without a meeting of stockholders of Reliance in accordance with Section 253 of the DGCL.
                 Section 3.05. CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VIII hereof, the Surviving Corporation shall execute in the manner required by the DGCL and file with the Delaware Secretary of State the Certificate of Merger (or, in the event Section 3.04 hereof is applicable, the Purchaser shall execute in the manner required by the DGCL and file with the Delaware Secretary of State a certificate of ownership and merger), and the parties shall take such other and further actions as may be required by law to make the Merger effective.

                                   ARTICLE IV

                    DISSENTING SHARES; PAYMENT FOR SHARES

                 Section 4.01. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder

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who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Class A Merger Price or Class C Merger Price, as provided in
Section 3.01 hereof, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Class A Merger Price or Class C Merger Price, if any, to which such holder is entitled, without interest or dividends thereon. Reliance shall give Rockwell prompt notice of any demands received by Reliance for appraisal of Shares and Rockwell shall have the right to participate in all negotiations and proceedings with respect to such demands. Reliance shall not, except with the prior written consent of Rockwell, make any payment with respect to, or settle or offer to settle, any such demands.
                 Section 4.02. PAYMENT FOR SHARES. (a) From and after the Effective Time, a bank or trust company to be designated by Rockwell shall act as paying agent (the "Paying Agent") in effecting the payment of the Class A Merger Price or Class C Merger Price for certificates (the "Certificates") formerly representing Shares and entitled to payment of the Class A Merger Price or Class C Merger Price pursuant to Section 3.01 hereof. At the Effective Time, Rockwell or the Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Class A Merger Price and Class C Merger Price to which holders of Shares shall be entitled at the Effective Time pursuant to Section 3.01 hereof.
                 (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares (other than Certificates representing Shares held by Rockwell or the Purchaser, any subsidiary of Rockwell or the Purchaser, in the treasury of Reliance or by any subsidiary of Reliance) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Class A Merger Price or Class C Merger Price, as the case may be, therefor. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Class A Merger Price or Class C Merger Price, as the case may be, multiplied by the number of Class A Shares, Class B Shares or Class C

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Shares, as appropriate, formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Rockwell or the Purchaser, any subsidiary of Rockwell or the Purchaser, in the treasury of Reliance or by any subsidiary of Reliance) shall represent solely the right to receive the aggregate Class A Merger Price or Class C Merger Price, as the case may be, relating thereto. No interest shall be paid or accrued on the Class A Merger Price or Class C Merger Price.
                 (c) Promptly following the date which is one year after the Effective Time, the Paying Agent shall deliver to Rockwell all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Rockwell or the Purchaser, any subsidiary of Rockwell or the Purchaser, in the treasury of Reliance or by any subsidiary of Reliance) may surrender such Certificate to Rockwell and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Class A Merger Price or Class C Merger Price, as the case may be, relating thereto, without any interest or dividends thereon.
                 (d) The Class A Merger Price or the Class C Merger Price, if applicable, shall be net to each holder of Certificates in cash, subject to reduction only for any applicable federal back-up withholding or stock transfer taxes payable by such holder.
                 (e) If payment of cash in respect of any Certificate is to be made to a person other than the person in whose name such Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Rockwell or the Paying Agent that such tax either has been paid or is not payable.
                 (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares (other than

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Certificates representing Shares held by Rockwell or the Purchaser, any subsidiary of Rockwell or the Purchaser, in the treasury of Reliance or by any subsidiary of Reliance) are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Class A Merger Price or Class C Merger Price, as the case may be, relating thereto, as provided in this Article IV, subject to applicable law in the case of Dissenting Shares.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF RELIANCE

                 Reliance represents and warrants to Rockwell and the Purchaser as follows:
                 Section 5.01. ORGANIZATION. Reliance and each of its Significant Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and Reliance and each of its Significant Subsidiaries has all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted. Reliance and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or results of operations of Reliance and its subsidiaries taken as a whole (a "Reliance Material Adverse Effect"). Reliance owns directly all of the outstanding capital stock of each of its Significant Subsidiaries. As used in this Agreement a "Significant Subsidiary" means a corporation which is a "significant subsidiary" within the meaning of Rule 1-02(v) of Regulation S-X.
                 Section 5.02. CAPITALIZATION. The authorized capital stock of Reliance consists of 100,000,000 Class A Shares, 100,000,000 Class B Shares, 12,000,000 Class C Shares and 15,000,000 shares of preferred stock, par value $.10 per share ("Reliance Preferred Stock"). As of the date hereof, there are [32,909,939] Class A Shares, [3,161,032] Class B Shares, [5,250,000] Class C
Shares and no shares of Reliance Preferred Stock issued and outstanding, and there are no Shares or shares of Reliance Preferred Stock held in Reliance's

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treasury.  All of the outstanding Class A Shares are convertible into Class B
Shares and vice versa on a share for share basis. Each Class C Share is convertible into 2.708 Class A Shares under certain circumstances as set forth in Reliance's certificate of incorporation. As of the date hereof, there were
outstanding options to purchase [     ] Class A Shares under the Option Plans
and [     ] Class A Shares may be issued upon achievement of certain performance goals under Reliance's 1994 Executive Long-Term Incentive Plan. Except for the conversion rights of holders of Shares with respect to conversion of such Shares into other classes of Shares pursuant to the certificate of incorporation of Reliance, the rights granted pursuant to the Rights Agreement (which agreement has been amended as described in Section 5.09 hereof), and options and rights to receive Class A Shares under the Option Plans (which shall be cancelled pursuant to Section 3.02(a) hereof), there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Reliance or any of its subsidiaries to issue, transfer or sell any shares of capital stock of Reliance or any of its subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding Shares are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.
                 Section 5.03. AUTHORITY. Reliance has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of its stockholders, if required, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board, and other than the approval by its stockholders, if required, no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Reliance and, assuming this Agreement constitutes a legal, valid and binding agreement of the other parties hereto, it constitutes a legal, valid and binding agreement of Reliance, enforceable against it in accordance with its terms.
                 Section 5.04. NO VIOLATIONS; CONSENTS AND APPROVALS. (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Reliance with any of the provisions hereof will (i) violate any provision of its certificate of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which Reliance or any of its subsidiaries is a party, or by which Reliance or any of its subsidiaries or any of their respective properties is bound, other than the Competitive Advance and Revolving Credit Facility Agreement, dated as of April 21, 1993 among Reliance and the Lenders named therein and Chemical Bank, as administrative agent, and any violations, defaults, breaches of or rights under notes, bonds, mortgages, indentures or other instruments of indebtedness related to indebtedness for borrowed money amounting in the aggregate to less than $20,000,000, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control, under, any of the terms, conditions or provisions of any license, franchise, permit or agreement (other than those covered by the preceding clause (ii)) to which Reliance or any of its subsidiaries is a party, or by which Reliance or any of its subsidiaries or any of their respective properties is bound, or (iv) violate any statute, rule, regulation, order or decree of any public body or authority by which Reliance or any of its subsidiaries or any of their respective properties is bound, excluding from the foregoing clauses (iii) and (iv) violations, breaches, defaults or rights which, either individually or in the aggregate, would not have a Reliance Material Adverse Effect or materially impair Reliance's ability to consummate the transactions contemplated hereby or for which Reliance has received or, prior to the consummation of the Amended Offer, shall have received appropriate consents or waivers.
                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required in connection with the execution and delivery of this Agreement by Reliance, or the consummation by Reliance of the transactions contemplated hereby, except
(i) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which waiting period has expired, (ii) in connection, or in compliance, with the provisions of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) filing with, and approval of, the New York Stock Exchange,

Inc. and the SEC with respect to the delisting and deregistration of the Class A Shares, (vi) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states and (vii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings not obtained prior to the consummation of the Amended Offer the failure of which to be obtained or made would not, individually or in the aggregate, have a Reliance Material Adverse Effect, or materially impair Reliance's ability to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.
                 Section 5.05. SEC DOCUMENTS; FINANCIAL STATEMENTS. (a) Reliance has made available to Rockwell and the Purchaser copies of each registration statement, report, proxy statement or information statement filed with the SEC by Reliance since January 1, 1992 (the "SEC Documents"). As of their respective dates, Reliance's SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, none of such SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Board consists of the directors identified in Reliance's 1994 proxy statement.
                 (b) Neither Reliance nor any of its subsidiaries, nor any of their respective assets, businesses, or operations, is as of the date of this Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto, that in each case would be required to be filed as an exhibit to a Form 10-K as of the date of this Agreement that has not been filed as an exhibit to an SEC Document filed prior to the date of this Agreement.
                 (c) As of their respective dates, the consolidated financial statements included in Reliance's SEC Documents complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented Reliance's consolidated financial position and that of its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes
                                      15
thereto, to normal year-end audit adjustments and to any other adjustments described therein).
                 Section 5.06. ABSENCE OF CERTAIN CHANGES. Since September 30, 1994 to the date of this Agreement, Reliance has not (a) suffered any event or occurrence which, individually or in the aggregate, would have a Reliance Material Adverse Effect or (b) made any changes in accounting methods, principles or practices or (c) declared, set aside or paid any dividend or other distribution with respect to its capital stock. Since September 30, 1994 to the date of this Agreement, each of Reliance and its subsidiaries has conducted its operations according to its ordinary course of business consistent with past practice.
                 Section 5.07. RIGHTS AGREEMENT. The Rights Agreement has been amended to provide that (i) neither Rockwell nor the Purchaser will become an "Acquiring Person," that no "Trigger Event," "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur and that Section 13 of the Rights Agreement will not be triggered, in each case as a result of the announcement, commencement or consummation of the Initial Offer or the Amended Offer, the execution or delivery of this Agreement or any amendment hereto or the consummation of the transactions contemplated hereby (including, without limitation, the Merger), with the effect that none of such events will trigger the exercisability of the Rights, the separation of the Rights from the stock certificates to which they attached or any other provision of the Rights Agreement and (ii) the Rights will no longer be outstanding upon the consummation of the Merger. Reliance has heretofore furnished to Rockwell and the Purchaser a complete and correct copy of the Rights Agreement, as so amended.
                 Section 5.08. INFORMATION. None of the Amended Schedule 14D-9, the Proxy Statement, if any, or any other document filed or to be filed by or on behalf of Reliance with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the SEC or other governmental entity and, in addition, in the case of the Proxy Statement, if any, at the date it or any amendment or supplement is mailed to stockholders and at the time of any Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to information supplied by Rockwell or the Purchaser specifically for inclusion or incorporation by reference in any
                                      16
such document. The Amended Schedule 14D-9 and the Proxy Statement, if any, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. None of the information supplied by Reliance specifically for inclusion or incorporation by reference in the Amended Offer Documents or in any other document filed or to be filed by or on behalf of Rockwell or the Purchaser with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
                 Section 5.09. DELAWARE SECTION 203. The Board has taken all appropriate and necessary action such that the provisions of Section 203 of the DGCL will not apply to any of the transactions contemplated by this Agreement.
                 Section 5.10. BROKER'S FEES. Except for fees and expenses not to exceed $[______] in the aggregate payable in connection with the engagement of Goldman, Sachs & Co. and Prudential Securities Incorporated by Reliance, neither Reliance nor any of its subsidiaries or any of its directors or officers has incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement, and neither Reliance nor any of its subsidiaries or any of its directors or officers has employed any other broker, finder or financial advisor in connection with any of the transactions contemplated by this Agreement.
                 Section 5.11. TERMINATION OF GENERAL SIGNAL AGREEMENT. (a) The Agreement and Plan of Merger, dated as of August 30, 1994, by and between General Signal Corporation, a New York corporation ("General Signal"), and Reliance (the "General Signal Agreement") has been terminated in accordance with its terms, and Reliance has paid, or will pay, to General Signal the break-up fee and expense reimbursement required by Section 9.05(b) thereof.
The aggregate amount of all fees and expenses paid or payable by Reliance to General Signal as a result of such termination shall not exceed $52,500,000. Reliance has not paid General Signal and is not required under the General Signal Agreement (or under any other agreement or understanding between General Signal and Reliance or otherwise) to pay to General Signal any amounts beyond those specified in the immediately preceding sentence.
                                      17

                 (b) Rockwell and the Purchaser acknowledge and consent to payment to General Signal of the amount set forth in paragraph (a) of this
Section 5.11.

                                   ARTICLE VI

         REPRESENTATIONS AND WARRANTIES OF ROCKWELL AND THE PURCHASER

                 Rockwell and the Purchaser represent and warrant to Reliance as follows:
                 Section 6.01. ORGANIZATION. Each of Rockwell and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each of Rockwell and the Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
                 Section 6.02. AUTHORITY. Each of Rockwell and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of each of Rockwell and the Purchaser and by Rockwell as the sole stockholder of the Purchaser and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Rockwell and the Purchaser and, assuming this Agreement constitutes a legal, valid and binding agreement of Reliance, it constitutes a legal, valid and binding agreement of each of Rockwell and the Purchaser, enforceable against them in accordance with its terms.
                 Section 6.03. NO VIOLATIONS; CONSENTS AND APPROVALS. (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Rockwell or the Purchaser with any of the provisions hereof will (i) violate any provision of their respective certificates of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which Rockwell or the Purchaser is a party, or by which Rockwell or the Purchaser or any of their respective properties is bound, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, under, any of the terms, conditions or provisions of any license, franchise, permit or agreement to which Rockwell or the Purchaser is a party, or by which Rockwell or the Purchaser or any of their respective properties is bound, or (iv) violate any statute, rule, regulation, order or decree of any public body or authority by which Rockwell or the Purchaser or any of its respective properties is bound, excluding from the foregoing clauses (ii),
(iii) and (iv) violations, breaches, defaults or rights which, either individually or in the aggregate, would not have a material adverse effect on Rockwell's ability to consummate the Amended Offer and the Merger (a "Rockwell Material Adverse Effect") or for which Rockwell has received or, prior to the Merger, shall have received appropriate consents or waivers.
                 (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by Rockwell or the Purchaser in connection with the execution and delivery of this Agreement, or the consummation by Rockwell or the Purchaser of the transactions contemplated hereby, except (i) expiration of the waiting period under the HSR Act, which waiting period has expired, (ii) in connection, or in compliance, with the provisions of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) such consents, approvals, orders, authorizations, notifications, approvals, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states and (vi) such other consents, orders, authorizations, registrations, declarations and filings not obtained prior to the Effective Time the failure of which to be obtained or made would not, individually or in the aggregate, have a Rockwell Material Adverse Effect.
                 Section 6.04. INFORMATION. Neither the Amended Offer Documents nor any other document filed or to be filed by or on behalf of Rockwell or the Purchaser with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contained when filed or will, at the respective times filed with the SEC or other governmental entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in
                                      19
light of the circumstances under which they were made, not misleading;
provided that the foregoing shall not apply to information supplied by Reliance specifically for inclusion or incorporation by reference in any such document. None of the information supplied by Rockwell or the Purchaser specifically for inclusion or incorporation by reference in the Amended Schedule 14D-9, the Proxy Statement, if any, or any other document filed or to be filed by or on behalf of Reliance with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
                 Section 6.05. FINANCING. Rockwell or the Purchaser has or will have at the time of acceptance for payment and purchase of Shares under the Amended Offer and at the Effective Time, the funds necessary to consummate the Amended Offer and the Merger and the transactions contemplated thereby and to pay related fees and expenses.

                                  ARTICLE VII

                                  COVENANTS

                 Section 7.01. CONDUCT OF BUSINESS OF RELIANCE. Except as contemplated by this Agreement or as expressly agreed to in writing by Rockwell, during the period from the date of this Agreement to the Effective Time, each of Reliance and its subsidiaries will conduct its operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.
                 Section 7.02. ACQUISITIONS AND DIVESTITURES. Prior to the Effective Time, Reliance shall keep Rockwell advised of the status of all discussions and negotiations concerning possible acquisitions and divestitures of any corporations or businesses, and Reliance agrees that without the prior written consent of Rockwell it shall not make, or agree to make, any such acquisition or divestiture.
                 Section 7.03. NO SOLICITATION. (a) Reliance agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Reliance or its subsidiaries or acquisition of any kind of all or substantially all of the assets or capital stock of Reliance and its subsidiaries taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than Rockwell or the Purchaser) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that Reliance may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a financially capable third party that contains no financing condition, (i) furnish or disclose non-public information to such third party and (ii) negotiate, explore or otherwise communicate with such third party, in each case only if the Board determines in good faith by a majority vote, after consultation with its legal and financial advisors, and after receipt of the written opinion of outside legal counsel of Reliance that failing to take such action would constitute a breach of the fiduciary duties of the Board, that taking such action is reasonably likely to lead to an Acquisition Transaction that is more favorable to the stockholders of Reliance than the Amended Offer and the Merger and that failing to take such action would constitute a breach of the Board's fiduciary duties.
                 (b) Reliance shall immediately advise in writing Rockwell of the receipt of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 7.03(a).
                 Section 7.04. ACCESS TO INFORMATION. From the date of this Agreement until the Effective Time, Reliance will give Rockwell and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books and records of Reliance and its subsidiaries, will permit Rockwell to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish Rockwell with such financial and operating data and other information with respect to its business and properties as Rockwell may from time to time reasonably request.
                 Section 7.05. BEST EFFORTS; OTHER ACTIONS. Subject to the terms and conditions herein provided and applicable law, each of Reliance, Rockwell and the Purchaser shall use its best efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the obtaining of all necessary consents, approvals or waivers under its material contracts and (ii) the lifting of any legal bar to the Merger.
                 Section 7.06. PUBLIC ANNOUNCEMENTS. Before issuing any press release or otherwise making any public statements with respect to this Agreement, the Amended Offer or the Merger, Rockwell, the Purchaser and Reliance will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.
                 Section 7.07. NOTIFICATION OF CERTAIN MATTERS. Each of Reliance and Rockwell shall give prompt notice to the other party of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (B) any condition set forth in Annex I to be unsatisfied in any material respect at any time from the date hereof to the date the Purchaser purchases Shares pursuant to the Amended Offer or (C) any condition set forth in Article VIII hereof to be unsatisfied in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure of Reliance or Rockwell, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
                 Section 7.08. INDEMNIFICATION. (a) From and after the Effective Time, Rockwell shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Reliance and its subsidiaries against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in Reliance's Certificate of Incorporation and By-Laws and agreements in effect at the date hereof (to the extent consistent with applicable law).

                 (b) For a period of six years after the Effective Time, Rockwell shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Reliance (provided that Rockwell may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that Rockwell shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Reliance for such insurance.
                 (c) The provisions of this Section 7.08 are intended to be for the benefit of, and shall be enforceable by each indemnified party hereunder, his or her heirs and his or her representatives.
                 Section 7.09. EXPENSES. Rockwell and Reliance shall bear their respective expenses incurred in connection with this Agreement, the Amended Offer and the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.
                 Section 7.10. RELIANCE RIGHTS AGREEMENT. Except as contemplated by Section 5.07 hereof or the last sentence of this Section 7.10, Reliance shall not redeem the Rights or amend or terminate the Rights Agreement prior to the consummation of the Merger unless required to do so by order of a court of competent jurisdiction or fiduciary obligations. Reliance will take any necessary further actions to cause the Rights not to be outstanding upon consummation of the Merger. If requested to do so by Rockwell or the Purchaser, Reliance shall redeem all outstanding Rights at a redemption price of $0.01 per Right effective immediately prior to the acceptance for payment of any Shares by the Purchaser pursuant to the Amended Offer.
                 Section 7.11. STATE TAKEOVER LAWS. Reliance shall, upon the request of Rockwell or the Purchaser, take all reasonable steps to assist in any challenge by Rockwell or the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Initial Offer, the Amended Offer and the Merger, of any state takeover law.

                                  ARTICLE VIII

                   CONDITIONS TO THE OBLIGATIONS OF ROCKWELL,
                          THE PURCHASER AND RELIANCE

                 The respective obligations of each party to effect the Merger shall be subject to the fulfillment of each of the following conditions:
                 Section 8.01. PURCHASE OF SHARES. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Amended Offer in accordance with the terms thereof; PROVIDED that this condition shall be deemed to have been satisfied with respect to Rockwell and the Purchaser if the Purchaser fails to accept for payment or pay for Shares pursuant to the Amended Offer in violation of the terms of the Amended Offer.
                 Section 8.02. STOCKHOLDER APPROVAL. The vote of the stockholders of Reliance necessary to consummate the transactions contemplated by this Agreement shall have been obtained, if required by applicable law.
                 Section 8.03. NO LEGAL IMPEDIMENTS. No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the Merger, and no other action shall have been taken, by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency or by any court or tribunal, domestic, foreign or supranational, that has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

                                   ARTICLE IX

                         TERMINATION AND ABANDONMENT

                 Section 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:
                 (a) by mutual consent of the Boards of Directors of Rockwell and Reliance;
                 (b) by either Rockwell or Reliance if, without fault of such terminating party, the purchase of Shares pursuant to the Amended Offer shall not have occurred on or before March 31, 1995, which date may be extended by mutual written consent of the parties hereto;

                 (c) by Rockwell or Reliance if the Amended Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; PROVIDED, HOWEVER, that Rockwell may not terminate this Agreement pursuant to this Section 9.01(c) if Rockwell's or the Purchaser's termination of, or failure to accept for payment or pay for any Shares tendered pursuant to, the Amended Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition set forth in Annex I hereto or is otherwise in violation of the terms of the Amended Offer; or
                 (d) by either Rockwell or Reliance if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Amended Offer or the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used all commercially reasonable efforts to remove or lift such order, decree or ruling.
                 Section 9.02. TERMINATION BY ROCKWELL. This Agreement may be terminated and the Amended Offer and the Merger may be abandoned by action of the Board of Directors of Rockwell, at any time prior to the purchase of Shares pursuant to the Amended Offer, if the Board shall (a) withdraw, modify or change its recommendation or approval in respect of this Agreement or the Amended Offer in a manner adverse to Rockwell, (b) have recommended any proposal in respect of an Acquisition Transaction, or (c) fail to reaffirm its recommendation and approval in respect of this Agreement and the Amended Offer promptly after any request therefor by Rockwell.
                 Section 9.03. TERMINATION BY RELIANCE. This Agreement may be terminated and the Merger may be abandoned by action of the Board, at any time prior to the Effective Time, (a) if there shall be a material breach of any of Rockwell's or the Purchaser's representations, warranties or covenants hereunder, which breach shall not be cured within ten days of notice thereof, or (b) to allow Reliance to enter into an agreement which the Board determines is more favorable to Reliance's stockholders from a financial point of view than the transactions contemplated hereby (provided that, upon such termination, Reliance shall pay to Rockwell the fee described in Section 9.05(b) hereof).

                 Section 9.04. PROCEDURE FOR TERMINATION. In the event of termination and abandonment of the Merger and the Amended Offer by Rockwell or the Merger by Reliance pursuant to this Article IX, written notice thereof shall forthwith be given to the other.
                 Section 9.05. EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 9.05 and except that nothing herein shall relieve any party from liability for any breach of this Agreement.
                 (b) If (i) after the date hereof and during the term of this Agreement any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Rockwell or the Purchaser or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 50% of the outstanding Class A Shares (either on a primary or a fully diluted basis) or (ii) Rockwell shall have terminated this Agreement pursuant to Section 9.02 hereof or (iii) Reliance shall have terminated this Agreement pursuant to Section 9.03(b) hereof, then Reliance shall promptly, but in no event later than two days after the date of such termination or event, pay Rockwell a fee of $50,000,000, which amount shall be payable in same day funds, PROVIDED, that no fee shall be paid pursuant to this Section 9.05(b) if Rockwell shall be in material breach of its obligations hereunder.
                                  ARTICLE X

                                 DEFINITIONS

                 Section 10.01. TERMS DEFINED IN THE AGREEMENT. The following terms used herein shall have the meanings ascribed in the indicated sections.

Acquisition Transaction   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7.03(a)
Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Preamble
Amended Offer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Recitals
Amended Offer Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1.01(a)
Amended Schedule 14D-9  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1.02(b)
Board   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Recitals
Certificate of Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2.02
Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4.02(a)
Class A Equivalent Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . .       3.04
Class A Merger Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3.01
Class A Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Recitals

                                      26

Class A Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Recitals
Class B Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Recitals
Class B Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Recitals
Class C Merger Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3.01
Class C Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Recitals
Class C Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Recitals
Constituent Corporations    . . . . . . . . . . . . . . . . . . . . . . . . . . .       Preamble
Delaware Secretary of State   . . . . . . . . . . . . . . . . . . . . . . . . . .       2.02
DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Recitals
Dissenting Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4.01
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2.02
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1.02(b)
General Signal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5.11(a)
General Signal Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5.11(a)
HSR Act   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5.04(b)
Initial Offer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Recitals
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2.01(a)
Minimum Condition   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Annex I
Offer Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1.01(a)
Offer to Purchase   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1.01(a)
Option Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3.02(a)
Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3.02(a)
Paying Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4.02(a)
person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11.09
Proxy Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3.03(a)(ii)
Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Preamble
Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Preamble
Reliance Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . .       5.01
Reliance Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5.02
Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Recitals
Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Recitals
Rockwell  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Preamble
Rockwell Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . .       6.03(a)
SEC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1.01(a)
SEC Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5.05(a)
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       Recitals
Significant Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5.01
Special Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3.03(a)(i)
subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11.09
Surviving Corporation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2.01(a)

                                  ARTICLE XI

                                MISCELLANEOUS

                 Section 11.01. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Rockwell, the Purchaser and Reliance at any time prior to the Effective Time with respect to any of the terms contained herein.
                                      27

                 Section 11.02.  WAIVER OF COMPLIANCE; CONSENTS.  Any failure of Rockwell, the Purchaser or Reliance to comply with any obligation, covenant, agreement or condition herein may be waived by Reliance, the Purchaser or Rockwell, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.02.
                 Section 11.03. SURVIVABILITY; INVESTIGATIONS. The respective representations and warranties of Rockwell, the Purchaser and Reliance contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Merger.
                 Section 11.04. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.
                 (a)      if to Reliance, to
                                  Reliance Electric Company
                                  6065 Parkland Avenue
                                  Cleveland, Ohio 44124
                                  Telecopy: (216) 266-5852
                       Attention:  Vice President, General Counsel and Secretary
                                      28
                                  with a copy to
                                  Calfee, Halter & Griswold
                                  800 Superior Avenue
                                  Suite 1800
                                  Cleveland, Ohio 44114
                                  Telecopy: (216) 241-0816
                                  Attention:  Michael L. Miller, Esq.
                                  and
                                  Sullivan & Cromwell
                                  125 Broad Street
                                  New York, New York  10004
                                  Telecopy: (212) 558-3588
                                  Attention:  Joseph B. Frumkin, Esq.
                 (b)      if to Rockwell or the Purchaser, to
                                  Rockwell International Corporation
                                  2201 Seal Beach Boulevard
                                  Seal Beach, California  90740
                                  Telecopy: (310) 797-5020
                                  Attention:  Senior Vice President,
                                  General Counsel and Secretary
                                  with a copy to:
                                  Chadbourne & Parke
                                  30 Rockefeller Plaza
                                  New York, New York  10112
                                  Telecopy: (212) 541-5369
                                  Attention:  Peter R. Kolyer, Esq.
                                  and
                                  Wachtell, Lipton, Rosen & Katz
                                  51 West 52nd Street
                                  New York, New York  10019
                                  Telecopy: (212) 403-2000
                                  Attention:  Steven A. Rosenblum, Esq.
                 Section 11.05. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign its rights, interests and obligations hereunder to any other direct or indirect subsidiary of Rockwell without
                                      29
obtaining any such consent. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Section 7.08, the officers, directors and employees of Reliance.
                 Section 11.06. GOVERNING LAW. Except as the laws of the State of Delaware are by their terms applicable, this Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.
                 Section 11.07. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
                 Section 11.08. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.
                 Section 11.09. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement,
(i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation or any other person of which a majority of the equity interests therein are, directly or indirectly, owned by such specified corporation.
                 Section 11.10. ENTIRE AGREEMENT. This Agreement, including the schedules, annexes and exhibits hereto and the documents and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. There are no representations, promises, warranties, covenants, or undertakings in respect of such subject matter, other than those expressly set forth or referred to herein and therein.
                 IN WITNESS WHEREOF, Rockwell, the Purchaser and Reliance have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                       ROCKWELL INTERNATIONAL CORPORATION


                                              By:_______________________________
                                                      Name:
                                                      Title:


                                                 ROK ACQUISITION CORPORATION

                                              By:_______________________________
                                                      Name:
                                                      Title:



                                                 RELIANCE ELECTRIC COMPANY

                                              By:_______________________________
                                                      Name:
                                                      Title:
                                      31

                                                                         ANNEX I

                 CONDITIONS TO THE AMENDED OFFER. Notwithstanding any other provision of the Amended Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Amended Offer), pay for, and may delay the acceptance for payment of any tendered Shares and amend or terminate the Amended Offer as to any Shares not then paid for if (i) the condition that there shall be validly tendered and not withdrawn prior to the expiration of the Amended Offer a number of Shares which represents at least a majority of the number of Class A Shares outstanding on a fully diluted basis (assuming conversion of all Class B Shares and Class C Shares into Class A Shares and the exercise of all outstanding Options) (the "Minimum Condition") shall not have been satisfied or (ii) at any time after [the date of this Agreement] and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:
                          (a)     there shall be in effect an injunction or
other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted or taken by a governmental authority or a governmental, regulatory or adminstrative agency or commission which in any such case (i) restrains or prohibits the making or consummation of the Amended Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by Rockwell or the Purchaser (or any of their respective affiliates or subsidiaries) of any portion of its or Reliance's business or assets which is material to the business of all such entities taken as a whole, or compels Rockwell or the Purchaser (or any of their respective affiliates or subsidiaries) to dispose of or hold separate any portion of its or Reliance's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of Reliance, (iv) imposes any material limitations on the ability of Rockwell or the Purchaser or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of Reliance and its subidiaries, or (v) which otherwise would materially adversely affect Reliance and its subsidiaries taken as a whole; or
                          (b)     this Agreement shall have been terminated by
Reliance, Rockwell or the Purchaser in accordance with its terms; or
                          (c)     the Board shall have failed to take all
appropriate and necessary action such that the provisions of Section 203 of the DGCL will not apply to any of the transactions contemplated by this Agreement or Reliance shall not have complied with the provisions of Sections 5.07 and
7.10 of this Agreement with respect to the Rights Agreement; or
                          (d)     Rockwell, the Purchaser and Reliance shall
have agreed that the Purchaser shall amend the Amended Offer to terminate the Amended Offer or postpone the payment for Shares pursuant thereto.
                          The foregoing conditions are for the sole benefit of
Rockwell and the Purchaser and may be asserted by Rockwell or the Purchaser regardless of the circumstances (including any action or inaction by Rockwell or the Purchaser) giving rise to any such conditions and may be waived by Rockwell or the Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of this Agreement. The failure by Rockwell or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                      2